UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Sunnova Energy International Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 4, 2024,
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2024

This supplement, dated April 12, 2024 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A filed by Sunnova Energy International Inc. (“we” or the “Company”) with the U.S. Securities and Exchange Commission on April 4, 2024 (the “Proxy Statement”) in connection with the Company’s 2024 Annual Meeting of Stockholders scheduled to be held virtually on May 15, 2024 at 9:00 AM, Houston Time (the “Annual Meeting”).

This Supplement clarifies the voting standards required for Proposal No. 4: “Approval of an Amendment and Restatement of Our Second Amended and Restated Certificate of Incorporation to Remove the Conditionality of the Exclusive Forum Provision” (“Proposal 4”) and Proposal No. 5: “Approval of an Amendment and Restatement of Our Second Amended and Restated Certificate of Incorporation to Provide for Exculpation of Certain Officers of the Company from Personal Liability under Certain Circumstances as Allowed by Delaware Law” (“Proposal 5” and, together with Proposal 4, the “Supplemented Proposals”) as such voting standards are described on pages 4, 5, 67 and 69 of the Proxy Statement.

Approval of the Supplemented Proposals, each of which is a proposal to amend a separate section of the certificate of incorporation of the Company, requires that we obtain the affirmative vote of sixty-six and two-thirds percent of the outstanding shares of the Company entitled to vote on the Supplemented Proposals. Abstentions and broker non-votes will not be counted as votes “FOR” the Supplemented Proposals and effectively count as votes “AGAINST” the Supplemented Proposals under the applicable voting standard.

To clarify the above, this Supplement revises the Proxy Statement as follows:

•On page 4 of the Proxy Statement under the heading “Questions About Voting – What are the requirements to elect the directors and approve each of the proposals?”, the paragraph is revised to read as set forth below:

“Pursuant to our bylaws, directors are elected by a plurality of votes cast at a meeting at which a quorum is present. The approval, in a non-binding advisory vote, of the compensation of our named executive officers, the ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

The approval of an amendment and restatement of our Second Amended and Restated Certificate of Incorporation to remove the conditionality of the exclusive forum provision, and the approval of an amendment and restatement of our Second Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as allowed by Delaware law, each require the affirmative vote of at least sixty-six and two-thirds percent of the shares of common stock entitled to vote on these proposals at a meeting at which a quorum is present. Abstentions and broker non-votes will not count as votes “FOR” these proposals and will effectively count as votes “AGAINST” these proposals.”

•On page 5 of the Proxy Statement under the heading “Questions About Voting – What happens if I abstain or withhold my vote on any of the proposals?”, the paragraph is revised to read as set forth below:

“Abstentions are counted as present in determining whether the quorum requirement is satisfied. With respect to the director elections, a withheld vote will not be included in the total votes for a director nominee under the plurality voting standard. With respect to the non-binding advisory vote on the compensation of our named executive officers and the ratification of the appointment of our independent registered public accounting firm, abstentions will have no effect on the outcome. With respect to the approval of an amendment and restatement of our Second Amended and Restated Certificate of Incorporation to remove the conditionality of the exclusive forum provision, and the approval of an amendment and restatement of our Second Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as allowed by Delaware law, abstentions and broker non-votes will not count as votes “FOR” these proposals and will effectively count as votes “AGAINST” these proposals.”

•On page 67 of the Proxy Statement under the heading “Proposal No. 4: Approval of an Amendment and Restatement of Our Second Amended and Restated Certificate of Incorporation to Remove the Conditionality of the Exclusive Forum Provision – Vote Required”, the paragraph is revised to read as set forth below:

“The affirmative vote of at least sixty-six and two-thirds percent of the shares of our common stock entitled to vote on the proposal at the Annual Meeting is required to approve the proposal.”

•The sentence on page 69 of the Proxy Statement under the heading “Proposal No. 5: Approval of an Amendment and Restatement of our Second Amended and Restated Certificate of Incorporation to Provide for Exculpation of Certain Officers of the Company from Personal Liability under Certain Circumstances as Allowed by Delaware Law – Vote Required”, the paragraph is revised to read as set forth below:

“The affirmative vote of at least sixty-six and two-thirds percent of the shares of our common stock entitled to vote on the proposal at the Annual Meeting is required to approve the proposal.”

Except as described in this Supplement, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. Additional information on how to vote your shares, attend the Annual Meeting, or change or revoke your proxy is contained in the Proxy Statement beginning on page 2 under the heading “Questions About the Virtual Annual Meeting.”

This Supplement should be read together with the Proxy Statement. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.